                                                              EXHIBIT (h)(1)(ii)


                                 AMENDMENT NO. 1

                      TRANSFER AGENCY AND SERVICE AGREEMENT

         The Transfer Agency and Service Agreement (the "Agreement"), dated as of September 8, 1998, by and between AIM Investment Funds, a Delaware business trust, and A I M Fund Services, Inc., a Delaware corporation, is hereby amended as follows (terms used herein but not otherwise defined herein have the meaning ascribed them in the Agreement):

1) Section 1. of the Fee Schedule to the Agreement is hereby deleted in its entirety and replaced with the following:

"1. For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent an annualized fee for shareholder accounts that are open during any monthly period as set forth below, and an annualized fee of $.70 per shareholder account that is closed during any monthly period. Both fees shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all such accounts.


                                                             Per Account Fee
          Fund Type                                             Annualized
          ---------                                             ----------
          Class A Annual/Semi-Annual Dividends                   $24.85*
          Class A Quarterly & Monthly Dividend                    24.85*
          Class A Daily Accrual                                   24.85*

          Class B                                                 24.85*

          Class C                                                 24.85*

          Advisor Class                                           24.85*

* This fee includes all out of pocket expenses, the annualized credit, Consumer Price Index increase, Balance Credit and Remote Services Fee discussed below. Currently, therefore, paragraphs 2,3, and 5 below do not apply. Paragraph 4 does not apply for 1998, however the IRA Annual Maintenance Fee will be charged beginning in 1999."

     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Dated:                           , 1999
      --------------------------
                                                       AIM INVESTMENT FUNDS


Attest:                                                By:
       --------------------------------                   ---------------------
       Assistant Secretary                                  Robert H. Graham
                                                            President
(SEAL)

                                                       A I M FUND SERVICES, INC.


Attest:                                                By:
       --------------------------------                   ---------------------
       Assistant Secretary                                  John Caldwell
                                                            President

(SEAL)